EXHIBIT 10.24



April 16, 2001

Jeff Feinstein
3403 East Valley Street
Seattle, WA
98112

Dear Jeff,

I am pleased to present you with the following employment offer, which includes the attached employment agreement:

Initial Title and Assignment:  Vice President, Enterprise Sales reporting to the Chief Executive Officer.

Base Rate of Compensation:     US $180,000 per year.

Performance Compensation:      You would be eligible to participate in our
                               current Commissions Compensation Plan. A copy of the current plan is attached. Initially, the following annually prorated personal commission, objectives and sales quota would apply:

                               Eligible Commission:  $200,000 at 100% of quota.

                               2001 Annual Sales Quota: $9,100,000 US funds
                               (Exclusive of OEM revenues where Infowave source code is embedded in the OEM's product offering. Intel is the only agreement in place that falls into this category. Reseller activities and simple branding by partners such as Compaq are not affected by this exclusion.) This figure is based on Audited Results.

                               The above quota is for 2001. The terms and conditions of the Commission Compensation Plan will be reviewed and the quota determined on an annual basis January of each year.

Option Shares:                 You will be granted 240,000 common shares of the
                               Company exercisable at a price to be determined in compliance with the policies of the Toronto
                               Stock Exchange (the closing price the day prior to your start date).

                               Of those 240,000 common shares, 140,000 will vest (i.e. become exercisable) as to 1/4 of the options one year from the date of commencement of employment, and at a rate of 1/12th of the remaining options each three months thereafter so that all such options will be vested over four years.

                               The remaining 100,000 options will be based on performance (audited results) and will either vest immediately or be added to the regular, four year vesting schedule. A maximum of 50,000 options per year, based on any commissions above 100% of quota.
                               Ie. 0% Above Quarterly Quota = 12,500 Options/ Quarter vest as per regular 4 year schedule.
                                   25% Above  Quarterly Quota = 3,125 Options/
                               Quarter vest immediately - remainder vest as per the regular 4 year schedule.
                                   50% Above Quarterly Quota = 6,250 Options/
                               Quarter vest immediately - remainder vest as per the regular 4 year schedule.
                                   75% Above Quarterly Quota = 9,375 Options/
                               Quarter vest immediately - remainder vest as per the regular 4 year schedule.
                                   100% Above Quarterly Quota = 12,500 Options/
                               Quarter vest immediately - remainder vest as per the regular 4 year schedule.

                               Any reloads granted will be based on our reload policy.

                               The grant of the option provided within this offer letter is subject to regulatory, and, if necessary, shareholder approval. The option granted within this offer letter may not be exercised until all regulatory and shareholder pprovals have been obtained. Should the company be sold, acquired and/or otherwise merged, all options shall vest immediately. This is also subject to regulatory approval, at the time of such an event.

Initial Performance Review:    Generally, performance reviews are conducted
                               approximately 6 months from start date.
                               Performance reviews are also generally conducted on an annual basis.

Start Date:                    April 30, 2001.

                               The week of April 30th, will be spent in Vancouver followed by some time in our Seattle Office. Schedule to be determined at a later date.

Benefits:                      A current "Summary of Benefits" sheet is enclosed
                               for your review. You will be eligible for company benefits that are generally available to company employees in similar positions, subject to the eligibility requirements of the specific benefit arrangements. Please review the relevant company policies and/or plan documents for details regarding current benefits, including eligibility requirements. Please note that the company may modify or eliminate specific benefits from time to time. Insurance premiums for you and your dependents will be 100% paid and the waiting period will be waived.

Vacation Benefits:             As an exception to our vacation policy, you will
                               accrue vacation at a rate of 1.67 days per month
                               - or 20 days per year.

Employment References:         This offer is subject to favorable references
                               regarding your past employment.

Termination:                   Should you be terminated without cause, you will
                               be given 6 months severance. The severance will be calculated from your base salary, and base stock options (240,000).


                                      -2-
            Jeff Feistein -- Employment Agreement -- April 30, 2001.

Confidentiality:               You will appreciate that details of all
                               components of your compensation package will be held in strictest confidence. Confidentiality concerning all salary issues is a condition of your employment with Infowave.

All company policies and benefits, including those used above, may be modified, eliminated, or otherwise changed by the Company at any time in the company's sole discretion.

Your position, like others with the Company, is at will. This means that either you or the Company may terminate this employment relationship at any time with or without cause and with or without advance notice. The at will employment relationship may not be modified except in writing signed by you and the President that states a specific intent to modify your at will employment status.

If  you  have  any  questions  about  this  offer,   please  contact  myself  at
425-806-3165.



If you accept this job offer, please sign both copies of this letter and the employment agreement attached in the designated spaces and return one original copy of each to Ariane Laird or Lisa Price by April 19, 2001. The attached employment agreement is a condition of employment with the Company. This employment offer expires on April 19, 2001.

I am looking forward to the prospect of you joining Infowave. We look forward to working with you.

Best regards
Infowave USA, Inc.


Thomas Koll
Chief Executive Officer

         ----------------------------------
         Jeff Feinstein

         ----------------------------------
         Date












                                      -3-
            Jeff Feistein -- Employment Agreement -- April 30, 2001.

Commissions Plan:
-----------------
Eligibility
As established by the Compensation Committee and the following criteria:
|X|  Full time regular employee.
|X| If hired after Jan 01, all calculations are prorated unless otherwise stated.

Calculation period
|X|  January 01 through December 31, 2001.

Sales Commissions Calculation:
------------------------------
o    $40,000 of your Eligible Commission is guaranteed. ($10,000 per quarter.)

     Payment will be calculated as follows, for the full amount:
     -----------------------------------------------------------
o    Payment based on achieving individual quarterly sales targets.
o    Payment will be made on a quarterly basis.
o    Payment will be proportional to the percentage of quarter achieved.
o    If quarterly target is not reached, $10,000 per quarter is guaranteed.
o Once you've achieved 100% of plan you'll be paid 2.5% for every dollar above quota of revenues net of hardware COGS.
o    The annual quota will not be prorated.
o    All figures are based on Audited Results.

Quarterly Sales Targets:
------------------------
Q1 = N/A
Q2 = $1,200,000
Q3 = $3,000,000
Q4 = $4,900,000

This commissions plan may be altered in the case of unusual circumstances and sales. Unique situations will be dealt with on a case-by-case basis. This plan is subject to change at any time.





                                      -4-
            Jeff Feistein -- Employment Agreement -- April 30, 2001.

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made this ___ day of ___________, 2001, between Infowave USA, Inc. ("INFOWAVE") and Jeff Feinstein ("Employee"). In consideration of Employee's employment and/or continued employment by INFOWAVE, Employee and INFOWAVE agree as follows:

1. Best Efforts/Conflicting Interests. Employee agrees to devote Employee's best skill and efforts to furthering the interests of INFOWAVE. While employed with INFOWAVE, Employee agrees that Employee will not, directly or indirectly, engage in any activity that: (a) conflicts with the business interests of INFOWAVE or its Affiliates; (b) occupies Employee's attention so as to interfere with the proper and efficient performance of Employee's duties at INFOWAVE; (c) interferes with the independent exercise of Employee's judgment in INFOWAVE's best interests; or (d) involves Employee having or maintaining an interest in a business or activity that is in competition with the business of INFOWAVE. For purposes of this Agreement, the term "Affiliates" means any entity currently existing or subsequently formed that directly or indirectly controls, is controlled by or is under common control with INFOWAVE, whether by contract, through the ownership of voting securities or otherwise, including specifically Infowave Software, Inc.

2.   Duties, Compensation, and Benefits.

     2.1 Employee will hold the position and discharge the duties as set forth in Employee's initial letter of engagement, and all other duties and/or position titles assigned to Employee by INFOWAVE from time to time. Employee's title and duties are subject to change at the discretion of INFOWAVE. Employee further agrees to comply with INFOWAVE's rules and personnel policies as they may be modified from time to time.

     2.2 Employee agrees to accept the gross compensation (less usual and customary withholdings) as set forth in Employee's initial letter of engagement for all services performed under this Agreement, which compensation may be adjusted by INFOWAVE from time to time.

     2.3 Employee understands that Employee may participate in the group benefit plans adopted by INFOWAVE, subject to the terms of the group plans and eligibility. INFOWAVE may modify or eliminate any benefit plans at any time in its sole discretion. Employee shall be entitled to vacation periods in line with the policies of INFOWAVE applicable to all employees, provided, however, that Employee shall in any event be entitled after one year of employment to a minimum paid vacation of two weeks in any calendar year while employed with INFOWAVE.

3. Nondisclosure. Employee acknowledges that in the course of Employee's employment with INFOWAVE, Employee has received or generated and/or may receive or generate (a) confidential and proprietary information of INFOWAVE or its Affiliates, including but not limited to information, whether or not marked or otherwise designated as confidential, regarding its business plans, marketing and sales data and plans, pricing information, suppliers, customer lists and information, equipment data, operational data, personnel information, concepts, techniques, processes, methods, designs, circuits, technology, computer programs, formulas, development or experimental work, and any trade secrets, and
(b) information received by INFOWAVE or its Affiliates from third parties that INFOWAVE or its Affiliates are obligated to keep confidential (collectively, "Confidential Information"). Except as required by Employee's employment with INFOWAVE, Employee will not at any time during his or her employment by
INFOWAVE, or at any time thereafter, directly, indirectly or otherwise, use, communicate, disclose, disseminate, lecture upon or publish articles relating to the Confidential Information without the prior written consent of INFOWAVE. Further, Employee will not use any Confidential Information received by INFOWAVE from a third party in any manner inconsistent with any agreement between INFOWAVE and such third party of which Employee is made aware. Employee will not remove any Confidential Information from the workplace premises unless permitted by INFOWAVE. If Employee has any questions as to what comprises such Confidential Information, Employee will consult with Manager, Human Resources of INFOWAVE.



                                      -5-
            Jeff Feistein -- Employment Agreement -- April 30, 2001.

4. Return of INFOWAVE Property. Employee acknowledges that all memoranda, notes, documents, drawings, specifications, software, media and other materials containing any Confidential Information are the exclusive property of INFOWAVE, including any copies thereof, and Employee will deliver to INFOWAVE all such material in Employee's possession or control upon INFOWAVE's request and in any event upon the termination of Employee's employment with INFOWAVE. Employee will also return any keys, equipment, identification or credit cards, or other property belonging to INFOWAVE or its Affiliates upon termination or request. Employee further agrees that if INFOWAVE advances or loans Employee any money during the course of his or her employment, upon termination Employee shall immediately repay INFOWAVE in full or alternatively execute a promissory note for the balance, providing for the remaining payment due within 60 days of Employee's termination of employment with INFOWAVE. Nothing in this provision shall preclude INFOWAVE from requiring the execution of a promissory note at the time of any advance or loan.

5.   Inventions.

     5.1 Employee understands and agrees that all Confidential Information and Inventions developed, created, conceived of or reduced to practice by Employee, alone or with others, during Employee's employment with INFOWAVE, whether or not during working hours, are the exclusive property of INFOWAVE. As used in this Agreement, "Inventions" shall include without limitation ideas, discoveries, developments, concepts, inventions, trademarks, know-how, processes, improvements to existing processes, products, formulas and techniques, and all other matters ordinarily intended by the words "intellectual property," whether or not patentable, copyrightable, or otherwise able to be registered. In recognition of INFOWAVE's ownership of all such Inventions, Employee will make prompt and full disclosure to INFOWAVE, will hold in trust for the sole benefit of INFOWAVE, and hereby assigns exclusively to INFOWAVE all of Employee's right, title, and interest in and to any and all Inventions that Employee, solely or jointly, may conceive, develop, or reduce to practice during the period of Employee's employment by INFOWAVE.

     5.2 All works of authorship created by Employee and made within the scope of employment are "works made for hire" under the copyright laws; otherwise, Employee hereby irrevocably assigns and conveys all such rights, title and interests to INFOWAVE subject to no liens, claims or reserved rights. Employee hereby waives any and all "moral rights" that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by INFOWAVE, or its Affiliates, or their successors, assignees or licensees. To the extent that such "moral rights" may not be waived in accordance with law, Employee agrees not to bring any claims, actions or litigation against INFOWAVE, or its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Employee agrees that the Company may in its discretion edit, modify, recast, destroy, use, and promote any such inventions, ideas or works, and derivatives thereof, with or without the use of Employee's name or image.

     5.3 Employee hereby waives and quitclaims to INFOWAVE any and all claims of any nature whatsoever that Employee now or hereafter may have for infringement of any patent or patents from any patent applications for any Inventions assigned to INFOWAVE. Employee agrees to sign applications for patents, assignments, and other papers, and do such things as INFOWAVE may require for establishing and protecting its ownership in any INFOWAVE Inventions and to carry out the intent and purpose of this Agreement, during Employee's employment or thereafter. If Employee fails to execute such documents for any reason, Employee hereby irrevocably appoints INFOWAVE and its officers and agents as Employee's agent and attorney-in-fact to execute such documents on Employee's behalf.




                                      -6-
            Jeff Feistein -- Employment Agreement -- April 30, 2001.

6.   Exclusions and Prior Inventions.

     6.1 NOTICE: Employee understands that Employee's obligation to assign Inventions shall not apply to any Inventions for which no equipment, supplies, facilities, or trade secret information of INFOWAVE was used and that was developed entirely on Employee's own time, unless (a) the Invention relates (i) directly to the business of INFOWAVE, or (ii) to INFOWAVE's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for INFOWAVE.

     6.2 Employee agrees that Exhibit A to this Agreement lists all Inventions belonging to Employee that Employee wishes to have excluded from this Agreement because they have been made by Employee prior to Employee's employment with INFOWAVE and have not been assigned or licensed to INFOWAVE through the terms of another agreement or arrangement. If no such list is attached, Employee represents and warrants that there are no such Inventions. If during Employee's employment with INFOWAVE, Employee incorporates into an INFOWAVE product, process, or machine, or otherwise uses an Invention owned by Employee or in which Employee has any interest, INFOWAVE is hereby granted and shall have, to the full extent of Employee's ownership or interest, a royalty-free, irrevocable, worldwide license to make, have made, use, sell, reproduce, distribute, make derivative works from, and publicly perform and display, and to sublicense any and all of the foregoing rights to that Invention without restriction. Employee represents that Employee has the full and exclusive right and power to grant to Employer all of the foregoing license rights to all applicable Inventions, and that Employer's use of any such Inventions will not violate any copyright, trade secret, or other proprietary right of any third party. Employee further agrees to indemnify, pay the defense costs of, and hold Employer harmless from any damages or loss arising from a breach of the foregoing representation.

7.   Noncompetition and Nonsolicitation.

     7.1 Employee acknowledges and agrees that due to the world-wide scope of INFOWAVE's business and clients, a territorial restriction on the non-competition and nonsoliciation covenants contained in this Agreement would be meaningless. Accordingly, Employee agrees that the absence of any specific territorial limitation in the non-competition and nonsolicitation covenants contained in this Agreement is reasonable and shall not be deemed a ground for invalidating said covenants.

     7.2 During Employee's employment with INFOWAVE, and for a period expiring one (1) year after the termination of Employee's employment for any reason, Employee shall not:

          (a) directly, indirectly, or otherwise, (i) engage in any Competitive Acts with any client of INFOWAVE with whom Employee maintained any business related contact at any time during the two years prior to termination of employment; (ii) engage in any Competitive Acts with any product or service vendor with whom INFOWAVE has a business relationship and with whom the Employee maintained any business related contact at any time during the two years prior to termination of employment; (iii) engage in any Competitive Acts with any entity or individual to whom the Employee submitted proposals for products, services or processes of INFOWAVE on behalf of INFOWAVE during the two years prior to termination of employment; (iv) engage in any Competitive Acts for or on behalf of the Employee or any other person or business entity that competes with the Employer; and/or (v) engage in the development, marketing or selling of
- or assist others to develop, market or sell - any product, process or service that is competitive with any of INFOWAVE's products, processes or services (both those existing during his employment and those that are planned for the future and of which the Employee learns during his employment). For purposes of this subparagraph, "Competitive Acts" shall mean: (i) the development, marketing or selling of - or assisting others to develop, market or sell - any product, process, or service that is competitive with the products, processes or services of INFOWAVE (both those existing during Employee's employment and those that are planned for the future and of which Employee learns during his employment) that Employee developed, marketed, sold, or had supervision over during the two years prior to termination of employment with INFOWAVE and/or (ii) the solicitation, directly or indirectly, of INFOWAVE's clients or known prospects for the purposes of developing, marketing or selling products, processes, or services that compete with those of INFOWAVE. It is understood that Employee will not disclose any Confidential Information subsequent to Employee's employment in any manner whatsoever;



                                      -7-
            Jeff Feistein -- Employment Agreement -- April 30, 2001.

          (b) hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee or agent of INFOWAVE or any of its Affiliates to alter or discontinue Employee's relationship with INFOWAVE or its Affiliate or to do any act that is inconsistent with the interests of INFOWAVE or any of its Affiliates;

          (c) directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier of INFOWAVE or any of its Affiliates to alter or discontinue its relationship with INFOWAVE or any of its Affiliates; or

          (d) directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers or business of INFOWAVE or any of its Affiliates.

     7.3 Employee shall inform the Manager, Human Resources of INFOWAVE of any business activities or employment in which Employee intends to become engaged during the period of Employee's obligations under this Section 7.

     7.4 The Employer and the Employee agree that the limitation periods for the restrictions contained herein shall be tolled for the length of time during any period in which any of the restrictions are violated.

     7.5 During Employee's employment with INFOWAVE, Employee agrees not to engage or participate in any manner in any business undertaking without the prior written consent of INFOWAVE, except for passive investments in shares of a company listed on a stock exchange, provided that Employee's holding in any such company does not exceed five percent (5%) of its issued share capital and further provided that such ownership complies with INFOWAVE's policies as the same are in effect from time to time.

     7.6 INFOWAVE and Employee agree that the provisions of this Section 7 do not impose an undue hardship on Employee and are not injurious to the public; that this provision is necessary to protect the business of INFOWAVE and its Affiliates; that the nature of Employee's responsibilities with INFOWAVE under this Agreement require Employee to have access to Confidential Information that is valuable and confidential to INFOWAVE and its Affiliates; that INFOWAVE would not employ Employee if Employee did not agree to the provisions of this Section 7; that the scope of this Section 7 is reasonable in terms of length of time; that the geographic scope of this Section 7 is reasonable, especially in view of the fact that INFOWAVE and its Affiliates are engaged in operations all over the world, and that much of its business involves users of the World Wide Web, which is accessed all over the world; and that adequate consideration supports this
Section 7. In the event that a Court determines that the geographical scope of this provision in unreasonably broad or the length of time is unreasonably long, Employee agrees that such Court should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed. This
Section 7 does not limit any duties, responsibilities or obligations that the employee may have nor any right of the employer under applicable law.

8. Use of Third Party Information. Employee represents and warrants that Employee will not, during Employee's employment with INFOWAVE and in the course of carrying out Employee's responsibilities to INFOWAVE, make any improper use or disclosure of information to which any third party has a rightful claim of ownership or which is subject to an ongoing obligation of confidentiality to any third party, particularly any of Employee's prior employers.

9. Term of Employment/Termination. Employee understands that employment with INFOWAVE is a voluntary, at-will relationship for no specific length of time. Employee is free to resign Employee's employment at any time, without any reason or providing any notice. Likewise, INFOWAVE may terminate Employee's employment at any time, with or without cause, and with or without notice. Employee also acknowledges that any representations to the contrary, whether written, verbal, or implied by any INFOWAVE conduct or practice, are unauthorized and void, unless contained in a formal written employment contract signed by an authorized officer of INFOWAVE and Employee. Except as otherwise noted in this Agreement, Employee shall not be entitled to any



                                      -8-
            Jeff Feistein -- Employment Agreement -- April 30, 2001.

further compensation or benefits, other than compensation earned through the termination date of Employee's employment, accrued unused vacation and vested benefits, if any exist, regardless of the reason for termination.

10. Severability. If any portion of this Agreement is held to be invalid or unenforceable, the remaining covenants and restrictions or portions thereof shall remain in full force and effect, and if the invalidity or unenforceability is due to the unreasonableness of time or scope, such covenants and restrictions shall be effective for such period of time and scope as may be determined to be reasonable by a court of competent jurisdiction.

11. Complete Agreement. This Agreement, together with any attachments, contains the entire agreement of the parties as to the subject matter of this Agreement and supersedes any prior or contemporaneous agreements with respect to the subject matter hereof. This Agreement may be altered or modified only by a writing signed by both parties.

12.  Survival.  Sections  3, 4, 5, 6, 7, 10,  11,  12, 13, 14, 15, 17, 18 and 19
survive any termination of this Agreement or Employee's employment relationship with INFOWAVE.

13. Nonwaiver. Failure of INFOWAVE to insist upon strict adherence to any provision of this agreement or to enforce any provision, on one or more occasions, shall not be deemed to be a waiver of its right to enforce any provision in the future.

14. Employee's Recognition of Agreement. Employee acknowledges that Employee has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of INFOWAVE' business. Employee acknowledges that Employee has been advised by INFOWAVE that Employee is entitled to have this Agreement reviewed by an attorney of his or her selection, at Employee's expense, prior to signing, and that Employee has either done so or elected to forgo that right.

15. Affiliates. Affiliates of INFOWAVE shall have the right to enforce the terms of this Agreement.

16. Assignment. Employee agrees that INFOWAVE may assign all of its rights under this Agreement, including its rights under Section 7 regarding non-competition. Employee may not assign any rights under this Agreement without the written permission of INFOWAVE. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

17. Remedies. Employee understands and agrees that any breach of Sections 3, 4, 5, 6 or 7 of this Agreement may cause irreparable harm to INFOWAVE or its Affiliates for which there may not be an adequate remedy at law. Accordingly, Employee agrees that in the actual or threatened breach of any of such Sections, INFOWAVE shall be entitled to injunctive relief, in addition to any and all other remedies available to INFOWAVE under law and equity.

18. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of Washington. The parties hereby irrevocably and unconditionally submit in any legal action or proceeding relating to this Agreement to the non-exclusive general jurisdiction of the courts of the State of Washington located in King County and the courts of the United States located in the Western District of Washington and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court.

DATED: -------------, 2001.


Jeff Feinstein                         INFOWAVE


--------------------------------       --------------------------------
(Signature)                            Thomas Koll

--------------------------------      --
(Print Name)



                                      -9-
            Jeff Feistein -- Employment Agreement -- April 30, 2001.

                                    Exhibit A

                                Prior Inventions

     The following is a list of Inventions relevant to the subject matter of Employee's employment by INFOWAVE that have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to Employee's employment by INFOWAVE that Employee desires to clarify are not subject to this Agreement.

               ---     No Inventions

               ---     See below:







               ---     Additional sheets attached

               ---     Confidentiality obligations exist with respect to certain
prior inventions, and Employee has not listed all Prior Inventions on this Exhibit A for that reason.



                                             -------------------------------
                                             Signature

                                             -------------------------------
                                             Name (Print)